Exhibit 10.2

First Amendment
to
Asset Purchase Agreement

This First Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of July 28, 2015, by and among Jamba Juice Company, a California corporation (“Seller”), and Vitaligent, LLC, a Delaware limited liability company, or its permitted assigns (“Buyer”).

RECITALS

WHEREAS, Buyer and Seller are all of the parties to that certain Asset Purchase Agreement dated as of April 1st, 2015 (the “Agreement”); and

WHEREAS, the Closing of the transactions contemplated in the Asset Purchase Agreement has not yet occurred; and

WHEREAS, the parties have engaged in further discussions and negotiations concerning the terms and conditions of the transactions contemplated by the Agreement; and

WHEREAS, the parties now wish to enter into this Amendment to modify the terms and conditions concerning the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises made herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and agreed, the parties hereby agree as follows:

Agreement

1.          Defined Terms. Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Agreement, as modified hereby.

2.          Purchased Assets.

a.           Seller represents and warrants that the revised Section 4.8 of the Disclosure Schedule attached hereto as Exhibit A constitutes the true, complete and accurate list of the Stores.

b.           The final period in Section 2.1(ii) is hereby deleted and replaced with “; and” and the following new subsection 2.1(iii) is added to the Agreement immediately thereafter:

(iii)        The Change Fund, in an amount equal to $1,200.00, on hand at each Store as of the Effective Time. Seller shall ensure that there is at least $1,200.00 in each Store register at the Effective Time.

3.          Purchase Price and Payment. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.1          Consideration.

(a)          The purchase price (the “Purchase Price”) for the Purchased Assets shall be Twenty-Five Million Dollars ($25,000,000). The Purchase Price includes the Initial Fee for each of the Stores otherwise due under any Franchise Agreement.

(b)          The Purchase Price shall be paid by Buyer as follows:

(i)          An amount equal to $50,000, shall be paid to the Escrow Agent to cover defects in and replacements to the Fixed Assets at these Stores as further described in Section 12.3 (“Fixed Assets Escrow”).

(ii)         The delivery by Buyer to Seller of a promissory note, in substantially the form attached hereto as Exhibit 3.1(b), in the original principal amount of Two Million Dollars ($2,000,000) (the “Promissory Note”).

(iii)        The balance of the Purchase Price, after the payment in (i) above is made, and reduced by $2,000,000 represented by the original principal amount of the Promissory Note delivered pursuant to (ii) above, shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller at Closing. The balance shall be adjusted to account for any deficiencies in the Change Fund.

4.          Store Refreshes. Section 3.2 of the Disclosure Schedule, as attached to the Agreement, is hereby deleted in its entirety and replaced with the form of Section 3.2 of the Disclosure Schedule attached hereto as Exhibit A.

5.          Conditions to Closing. Sections 8.1(e) and 8.1(f) of the Agreement are hereby deleted in their entirety and replaced as follows:

(e)          [Intentionally Omitted].

(f)          The financing conditions precedent set forth in Section 7.3 shall have been completed as provided in that Section.

6.          Closing.

a.           Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

10.1         Time and Place. The parties shall undertake reasonable good faith commercial efforts to effect the transfer of the Purchased Assets by Seller to Buyer (the “Closing”) on or before July 28, 2015, or such other date to which the parties mutually agree (the “Closing Date”), with the Closing to be deemed effective as of 11:59 p.m., Pacific Daylight Time, on the Closing Date (the “Effective Time”). The obligations of the Parties to close or effect the transactions contemplated by this Agreement will be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement, and, subject to the parties’ termination rights expressly set forth herein, if any said condition is not satisfied or waived, the Closing Date shall be extended until satisfaction of such condition. Notwithstanding the foregoing, if the Closing has not occurred on or before August 31, 2015 (the “Walkaway Date”), then Seller and Buyer shall each have the right at any time after the Walkaway Date, but prior to Closing, to terminate this Agreement pursuant to Section 13.1.

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b.           Section 10.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)          (i) The cash portions of the Purchase Price pursuant to Sections 3.1(b)(i) and 3.1(b)(iii), by wire transfer of immediately available funds to accounts designated by Seller and the Escrow Agent, and (ii) the executed Promissory Note; and

c.           The reference to the Letter of Credit in Section 10.3(b) of the Agreement is hereby deleted.

7.          Post-Closing Matters. The last sentence of Section 12.3 of the Agreement is hereby deleted in its entirety and replaced, Section 12.4 of the Agreement is hereby deleted in its entirety and replaced, and a new Section 12.5 is hereby added to the Agreement, in the appropriate order, as follows:

12.3         “The total amount to be reimbursed to Buyer for defects and replacements of Fixed Assets shall not exceed One Hundred Forty-Four Thousand Dollars ($144,000) for all Stores combined.”

12.4         [Intentionally Omitted].

12.5         Easybar Replacements. Within two days after the Closing Date, Seller will reimburse Buyer the amount of Two Hundred and Fifty Thousand Dollars ($250,000) for the expected out-of-pocket expenses to be incurred by Buyer in replacing, not later than May 31, 2016 (the “Deadline”), the Easybar beverage dispensing systems in each of the Stores with sales greater than Seven Hundred Thousand Dollars ($700,000), which shall be calculated based on the trailing twelve months of sales prior to Closing (as identified on Section 4.8 of the Disclosure Schedule or otherwise agreed to in writing between Buyer and Seller), with a Crathco system substantially similar to that used in other stores within the System (as defined in the Franchise Agreement). Such replacement and expenses shall include refinishing each Store such that it meets the then-applicable standards for appearance of such Store set forth in the Franchise Agreement and all applicable health and safety standards.

8.          Definitions. Annex 1.1 of the Agreement is hereby amended as follows:

a.           The definition of “Change Fund” is hereby deleted in its entirety and replaced as follows:

“Change Fund” means the cash on hand at each Store equal to $1,200.00.

b.           The definition of “Letter of Credit” is hereby deleted in its entirety.

c.           The definition of “Marketable Inventory” is amended by adding the following at the end thereof: “, and of a quantity that is necessary and appropriate to operate each Store on a day to day basis.”

d.           A definition of “Promissory Note” is added as follows:

“Promissory Note” has the meaning given to it in Section 3.1(b)(ii).

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9.          Reaffirmation of Representations and Warranties.

a.           Seller hereby reaffirms, and represents and warrants, that the representations and warranties of Seller set forth in Article IV of the Agreement as written as of the date of the Agreement, were, subject to the qualifications set forth on the Disclosure Schedule at such time, true and correct as of the date of the Agreement.

b.           Seller hereby represents and warrants that the representations and warranties of Seller set forth in Article IV of the Agreement as modified by this Amendment, are, subject to the qualifications set forth on the Disclosure Schedule attached hereto, true and correct as of the date of this Amendment.

c.           Buyer hereby reaffirms, and represents and warrants, that the representations and warranties of Buyer set forth in Article V of the Agreement were true and correct as of the date of the Agreement and are true and correct as of the date of this Amendment.

10.         Limited Waivers. Seller acknowledges and agrees that the Initial Financing Contingency Requirement set forth in Section 7.2 of the Agreement has been performed and satisfied, and further waives any right to terminate the Agreement based on the conditions set forth in Section 7.2 of the Agreement. Buyer and Seller further acknowledge and agree that the Agreement has not terminated pursuant to Section 7.2 or Section 7.3.

11.         Seller Approval of ShowMe Transaction. The parties acknowledge that, in connection with the transactions contemplated by the Agreement, as modified by this Amendment, at the Closing Buyer desires to acquire direct ownership of ShowMe Smoothie, LLC, a Missouri limited liability company (“ShowMe”) which, directly or indirectly, is the franchisee of JAMBA JUICE® stores in the St. Louis, Missouri and Columbia, Missouri areas, and which has certain area development rights for additional JAMBA JUICE® stores. To the extent required by any agreement(s) by and between Seller and ShowMe or any of ShowMe’s wholly-owned subsidiaries, Seller hereby consents to, and waives any and all rights arising out of, the acquisition of ShowMe by the Buyer as of the Closing.

12.         Additional Provisions.

a.           Except to the limited extent expressly provided by this Amendment, nothing herein shall constitute a waiver of any provision of, or of any right arising under or pursuant to, the Agreement.

b.           Except to the limited extent expressly modified by this Amendment, the Agreement shall remain and continue in full force and effect without modification hereby, and the Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects.

c.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS THAT ARE EXECUTED AND PERFORMED ENTIRELY IN CALIFORNIA. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE U.S. FEDERAL COURTS SITTING IN SAN FRANCISCO COUNTY, CALIFORNIA FOR PURPOSES THEREOF. THE PARTIES AGREE THAT VENUE FOR ANY SUCH PROCEEDING SHALL BE THE STATE AND FEDERAL COURTS LOCATED IN SAN FRANCISCO COUNTY, CALIFORNIA. EACH PARTY TO THIS AMENDMENT WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER.

d.           This Amendment may be executed and delivered, by digital, electronic or manual means, in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Amendment have duly executed it on the day and year first above written.

“SELLER”	“BUYER”

JAMBA JUICE COMPANY	VITALIGENT, LLC
a California corporation	a Delaware limited liability company

By:	By:
Name:	Name:
Its:	Its:

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